Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports First Quarter 2017 Results

– RevPAR Increased 7.6%, Total RevPAR Increased 5.0% Compared to First Quarter 2016 –

– Net Income Increased 23.8% to $32.6 Million Compared to First Quarter 2016 –

– Total Adjusted EBITDA Increased 9.7% to $80.6 Million Compared to First Quarter 2016 –

– Gross Room Nights Booked for All Future Years Increased 24.6 Percent Compared to First Quarter 2016 –

NASHVILLE, Tenn. (May 2, 2017) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported financial results for the first quarter ended March 31, 2017.

Colin Reed, chairman and chief executive officer of Ryman Hospitality Properties, said, “Our businesses delivered a solid start to the year that was in line with our expectations. We are delighted with our year-over-year RevPAR and Total RevPAR growth, which our hotels translated into strong bottom-line performance in the first quarter of 2017 through effective margin management.

“Bookings for all future periods in first quarter 2017 were also strong and represented first quarter production levels that were well above our historical average. This production continues to set us up nicely for 2018 and beyond as we begin to reap the benefits of the investments we are making to further increase our competitive advantage.”

First Quarter 2017 Results (As Compared to First Quarter 2016) Included the Following:

Consolidated Results

($ in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016	% Δ
Total Revenue	$276,042	$261,497	5.6%

Operating Income	$47,060	$38,794	21.3%
Operating Income Margin	17.0%	14.8%	2.2pt

Net Income	$32,620	$26,346	23.8%
Net Income Margin	11.8%	10.1%	1.7pt
Net Income per diluted share	$0.63	$0.51	23.5%

Adjusted EBITDA	$80,561	$73,416	9.7%
Adjusted EBITDA Margin	29.2%	28.1%	1.1pt

Funds From Operations (FFO)	$60,275	$55,124	9.3%
FFO per diluted share	$1.17	$1.07	9.3%

Adjusted FFO	$62,753	$56,550	11.0%
Adjusted FFO per diluted share	$1.22	$1.10	10.9%

For the Company’s definitions of Revenue Per Available Room (RevPAR), Total Revenue Per Available Room (Total RevPAR), Operating Income Margin, Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, FFO, and Adjusted FFO, as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR,” “Calculation of GAAP Margin Figures,” “Non-GAAP Financial Measures,” “Adjusted EBITDA Definition,” “Adjusted EBITDA Margin Definition,” “Adjusted FFO Definition” and “Supplemental Financial Results” below.

Operating Results

Hospitality Segment

For the three months ended March 31, 2017 and 2016, the Company reported the following:

($ in thousands, except for ADR, RevPAR and Total RevPAR)

	Three Months Ended March 31,
	2017	2016	% Δ

Hospitality Revenue	$254,154	$244,191	4.1%

Hospitality Operating Income	$52,132	$45,459	14.7%
Hospitality Operating Income Margin	20.5%	18.6%	1.9pt

Hospitality Adjusted EBITDA	$81,576	$76,341	6.9%
Hospitality Adjusted EBITDA Margin	32.1%	31.3%	0.8pt

Hospitality Performance Metrics
Occupancy	72.7%	70.2%	2.5pt
Average Daily Rate (ADR)	$190.33	$183.21	3.9%
RevPAR	$138.28	$128.54	7.6%
Total RevPAR	$339.99	$323.69	5.0%

Gross Definite Rooms Nights Booked	481,793	386,566	24.6%
Net Definite Rooms Nights Booked	387,724	319,015	21.5%
Group Attrition (as % of contracted block)	11.3%	11.0%	0.3pt
Cancellations ITYFTY (1)	20,179	15,773	27.9%

(1)	“ITYFTY” represents In The Year For The Year.

Property-level results and operating metrics for first quarter 2017 are presented in greater detail below and under “Supplemental Financial Results—Hospitality Segment Adjusted EBITDA Reconciliations,” which includes a reconciliation of the non-GAAP financial measures Hospitality Adjusted EBITDA to Hospitality Operating Income, and property-level Adjusted EBITDA to property-level Operating Income for each of the hotel properties. Highlights for first quarter 2017 for the Hospitality segment and at each property include:

•

Hospitality Segment: Total revenue increased 4.1 percent to $254.2 million in first quarter 2017 compared to first quarter 2016. RevPAR increased 7.6 percent to $138.28 in first quarter 2017 compared to first quarter 2016. The RevPAR increase was split between growth in occupancy and average daily rate (“ADR”), with these increases primarily being driven by increases in room nights and ADR in the Association and Other Group category, which was offset by a decline in the Corporate group room nights. Gaylord National and Gaylord Texan led the hotel portfolio overall with RevPAR growth of 12.5 percent and 11.0 percent, respectively, compared to first quarter 2016. As detailed below, Gaylord Opryland was negatively impacted by room nights out of service due to a rooms renovation project that began in the first quarter of 2017. On a portfolio basis, the shift of the Easter holiday into the second quarter of 2017 favorably impacted first quarter 2017 RevPAR growth by approximately 380 basis points over first quarter 2016. Total RevPAR increased 5.0 percent to $339.99 in the first quarter of 2017 compared to first quarter 2016. The mix shift from Corporate group room nights to Association and Other Group room nights negatively impacted outside the room spending for banquets and catering during the first quarter 2017 compared to first quarter 2016. As a result, the growth rate in Total RevPAR trailed the corresponding growth rate in RevPAR. Also, as outlined on the fourth quarter 2016 earnings call, increases in property tax accruals, particularly at Gaylord Opryland and Gaylord Texan as described below, negatively impacted the flow through of incremental revenues to Operating Income and Adjusted EBITDA during the first quarter of 2017.

($ in thousands, except for ADR, RevPAR and Total RevPAR)

	Three Months Ended March 31,
Gaylord Opryland	2017	2016	% Δ
Revenue	$74,962	$75,640	-0.9%
Operating Income	$15,641	$16,549	-5.5%
Operating Income Margin	20.9%	21.9%	-1.0pt
Adjusted EBITDA	$23,738	$24,090	-1.5%
Adjusted EBITDA Margin	31.7%	31.8%	-0.1pt

Occupancy	68.4%	71.5%	-3.1pt
Average daily rate (ADR)	$177.30	$165.88	6.9%
RevPAR	$121.19	$118.59	2.2%
Total RevPAR	$288.40	$288.41	0.0%

•

Gaylord Opryland: Total revenue decreased 0.9 percent to $75.0 million in first quarter 2017 compared to first quarter 2016, primarily due to a 3.1 percentage point decrease in occupancy as a result of the approximately 18,000 room nights that were out of service in the first quarter of 2017 due to the scheduled rooms renovation project. RevPAR increased 2.2 percent to $121.19 in first quarter 2017 compared to first quarter 2016, driven by a 6.9 percent increase in ADR as compared to first quarter 2016. Group ADR increased between approximately 7 and 12 percent across all group segments, while Transient ADR was up modestly as compared to first quarter

2016. Operating Income declined by 5.5% to $15.6 million compared to first quarter 2016. Adjusted EBITDA declined by 1.5 percent to $23.7 million compared to first quarter 2016, unfavorably impacted by a year-over-year property tax increase, as well as higher utility rates that offset strong cost performance in the quarter.

($ in thousands, except for ADR, RevPAR and Total RevPAR)

	Three Months Ended March 31,
Gaylord Palms	2017	2016	% Δ
Revenue	$54,197	$55,759	-2.8%
Operating Income	$13,114	$14,879	-11.9%
Operating Income Margin	24.2%	26.7%	-2.5pt
Adjusted EBITDA	$19,189	$20,898	-8.2%
Adjusted EBITDA Margin	35.4%	37.5%	-2.1pt

Occupancy	79.8%	81.8%	-2.0pt
Average daily rate (ADR)	$206.97	$194.37	6.5%
RevPAR	$165.24	$159.05	3.9%
Total RevPAR	$425.27	$435.80	-2.4%

•	Gaylord Palms: Total revenue declined 2.8 percent to $54.2 million in first quarter 2017 compared to first quarter 2016, driven by a decline in Corporate group room nights. The decrease in Corporate group room nights also negatively impacted banquet revenue. Operating Income and Adjusted EBITDA decreased 11.9 percent and 8.2 percent to $13.1 million and $19.2 million, respectively, compared to first quarter 2016, driven by lower food and beverage catering revenue. Overall, the property operated at nearly 80 percent occupancy for the quarter and drove solid Operating Income and Adjusted EBITDA Margins of 24.2 percent and 35.4 percent, respectively.

($ in thousands, except for ADR, RevPAR and Total RevPAR)

	Three Months Ended
	March 31,
Gaylord Texan	2017	2016	% Δ
Revenue	$56,745	$53,671	5.7%
Operating Income	$15,890	$14,349	10.7%
Operating Income Margin	28.0%	26.7%	1.3pt
Adjusted EBITDA	$21,000	$19,353	8.5%
Adjusted EBITDA Margin	37.0%	36.1%	0.9pt

Occupancy	79.6%	73.0%	6.6pt
Average daily rate (ADR)	$188.86	$185.47	1.8%
RevPAR	$150.29	$135.39	11.0%
Total RevPAR	$417.28	$390.33	6.9%

•	Gaylord Texan: Total revenue increased 5.7 percent to $56.7 million in first quarter 2017 compared to first quarter 2016. RevPAR increased 11.0 percent to $150.29 in first quarter 2017 compared to first quarter 2016, driven by a 6.6 percentage point growth in occupancy and a 1.8 percent growth in ADR. The increase in occupancy was driven primarily by growth in Association and Other Group room nights, partially offset by a decline in Corporate group room nights. Total RevPAR increased 6.9 percent on a year-over-year basis driven by the increase in Association and Other Group room nights and related spending in food and beverage. Operating Income and Adjusted EBITDA increased 10.7 percent and 8.5 percent to $15.9 million and $21.0 million, respectively, compared to first quarter 2016. Cancellation fees collected in the first quarter positively impacted both Operating Income and Adjusted EBITDA. Property taxes for the hotel were higher in the first quarter 2017 compared to first quarter 2016, due to a higher property tax accrual. Overall, the property drove solid growth in overall revenue during the quarter, resulting in Operating Income and Adjusted EBITDA Margins of 28 percent and 37 percent, respectively.

($ in thousands, except for ADR, RevPAR and Total RevPAR)

	Three Months Ended
	March 31,
Gaylord National	2017	2016	% Δ
Revenue	$62,457	$54,155	15.3%
Operating Income (Loss)	$6,709	($757)	986.3%
Operating Income Margin	10.7%	-1.4%	12.1pt
Adjusted EBITDA	$16,211	$10,911	48.6%
Adjusted EBITDA Margin	26.0%	20.1%	5.9pt

Occupancy	69.7%	60.5%	9.2pt
Average daily rate (ADR)	$205.20	$210.06	-2.3%
RevPAR	$142.93	$127.00	12.5%
Total RevPAR	$347.68	$298.15	16.6%

•	Gaylord National: Total revenue increased 15.3 percent to $62.5 million in first quarter 2017 compared to first quarter 2016. RevPAR increased 12.5 percent to $142.93 in first quarter 2017 compared to first quarter 2016, driven primarily by a 9.2 percentage point increase in occupancy to 69.7 percent. The increase in occupancy was driven almost entirely by growth in Association and Other Group room nights, partially offset by a modest decline in the Corporate group segment. The impact of the new MGM casino is estimated to have contributed approximately 1,900 incremental room nights during first quarter 2017. Weekend availability for transient room nights at the hotel was negatively impacted by the increase in overall group room nights during the quarter, compared to the prior-year quarter. Total RevPAR increased 16.6 percent on a year-over-year basis because of the increase in overall group occupancy as well as the positive contribution of inauguration activities hosted at the hotel. The revenue impact of the inauguration activities hosted at the Gaylord National is approximately $1.1 million for the first quarter of 2017. Operating Income and Adjusted EBITDA increased 986.3 percent and 48.6 percent to $6.7 million and $16.2 million, respectively, compared to first quarter 2016.

Reed continued, “We are very pleased with our hotels’ first quarter performance and especially Gaylord National’s performance. With the new riverfront ballroom set to open in May and the expected positive impact of the MGM National Harbor’s recent opening, we are excited about the future in this market. Gaylord Texan continues to deliver solid results, and construction is well underway on our previously-announced expansion for this hotel, which sets us up well for the demand we are seeing in future years. As we anticipated going into the quarter, Gaylord Opryland and Gaylord Palms faced some difficult year-over-year revenue comparisons; however, both properties executed well from an operations standpoint and delivered strong cost performance.”

Entertainment Segment

For the three months ended March 31, 2017 and 2016, the Company reported the following:

	Three Months Ended
($ in thousands)	March 31,
	2017	2016	% Δ

Revenue	$21,888	$17,306	26.5%
Operating Income	$2,994	$963	210.9%
Operating Income Margin	13.7%	5.6%	8.1pt
Adjusted EBITDA	$5,225	$2,772	88.5%
Adjusted EBITDA Margin	23.9%	16.0%	7.9pt

Reed continued, “Our Entertainment segment has posted another strong growth quarter as we continue to execute on the strategies and initiatives to create digital content, retail, and entertainment venues that celebrate the country lifestyle and resonate with this rapidly-growing consumer base. We are pleased with the progress we have made to solidify a core leadership team within this segment, and we are excited about the momentum behind our brands and existing venues, which are continuing to benefit from the recent renovations at Wildhorse Saloon and Ryman Auditorium. We will continue maximizing the unique position these assets hold within the country music landscape, and we look forward to sharing the progress of our multi-concept retail, restaurant and entertainment venues as the year unfolds.”

Corporate and Other Segment Results

For the three months ended March 31, 2017 and 2016, the Company reported the following:

	Three Months Ended
($ in thousands)	March 31,
	2017	2016	% Δ

Operating Loss	($8,066)	($7,628)	-5.7%
Adjusted EBITDA	($6,240)	($5,697)	-9.5%

Corporate and Other Segment Operating Loss and Adjusted EBITDA for first quarter 2017, as compared to first quarter 2016, includes an increase in administrative and employment costs associated with supporting the Company’s growth initiatives in its Hospitality and Entertainment segments.

Dividend Update

The Company paid its first quarter 2017 cash dividend of $0.80 per share of common stock on April 14, 2017 to stockholders of record on March 31, 2017. It is the Company’s current plan to distribute total 2017 annual dividends of approximately $3.20 per share in cash in equal quarterly payments with the remaining payments occurring in July and October of 2017 and January of 2018. Any future dividend is subject to the Board of Director’s determinations as to the amount of quarterly distributions and the timing thereof.

Balance Sheet/Liquidity Update

As of March 31, 2017, the Company had total debt outstanding of $1,536.8 million, net of unamortized deferred financing costs, and unrestricted cash of $34.0 million. As of March 31, 2017, $416.4 million of borrowings were drawn under the revolving credit line of the Company’s credit facility, and the lending banks had issued $2.1 million in letters of credit, which left $281.5 million of availability for borrowing under the credit facility.

Term Loan B Update and Credit Facility Amendment

In May, the Company intends to refinance and upsize its senior secured Term Loan B to $500 million while extending its maturity to 2024. The pricing on the Term Loan B is expected to be 225 basis points over LIBOR, representing a 50 basis points decrease in pricing from its current Term Loan B pricing, and the Original Issue Discount (OID) will be at par. The Company also intends to amend and extend its existing $700 million revolving credit facility (due in 2021) and to add a new $200 million Term Loan A (due in 2022). The revolver and Term Loan A pricing is expected to be based on a leverage-based pricing grid ranging from 150 to 240 basis points over LIBOR, representing a decrease in pricing of approximately 5 to 10 basis points. The net proceeds from these leverage-neutral transactions will be used to pay down a portion of the outstanding revolver balance. In addition to lowering the Company’s average cost of capital, these transactions are expected to create additional liquidity, extend maturities, and provide flexibility to the Company to take advantage of potential investment or acquisition opportunities that may develop in the future. The Company’s existing lending group is expected to participate and, subject to customary closing conditions, we expect to close the Term Loan B in mid-May and the revolver and Term Loan A in the second quarter.

Guidance

The Company is reaffirming its 2017 guidance provided on February 28, 2017. First-quarter results were in line with expectations, and the pace of bookings for the rest of 2017 is also progressing as planned; therefore, the Company believes the guidance range issued previously remains an accurate reflection of anticipated full-year performance. The Company does not expect to update the guidance before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Earnings Call Information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 11 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings and Webcasts) at least 15 minutes prior to the call to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be available for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,811 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and 650 AM WSM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, estimated capital expenditures, new projects or investments, out-of-service rooms, refinancing plans, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreement. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its Quarterly Reports on Form 10-Q and subsequent filings. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent annual report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage and other ancillary services revenue by room nights available to guests for the period.

Calculation of GAAP Margin Figures

We calculate Net Income Margin by dividing GAAP consolidated Net Income by GAAP consolidated Total Revenue. We calculate consolidated, segment, or property-level Operating Income Margin by dividing consolidated, segment, or property-level GAAP Operating Income by consolidated, segment, or property-level GAAP Revenue.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance:

Adjusted EBITDA Definition

To calculate Adjusted EBITDA, we first determine Operating Income, which represents Net Income (loss) determined in accordance with GAAP, plus, to the extent the following adjustments occurred during the periods presented: loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from joint ventures; and interest expense, net. Adjusted EBITDA is then calculated as Operating Income, plus, to the extent the following adjustments occurred during the periods presented: depreciation and amortization; preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains and (losses), net; (gains) losses on warrant settlements; pension settlement charges; pro rata Adjusted EBITDA from joint ventures, (gains) losses on the disposal of assets, and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of Net Income (loss) to Operating Income and Adjusted EBITDA and a reconciliation of segment, and property-level Operating Income to segment, and property-level Adjusted EBITDA are set forth below under “Supplemental Financial Results.”

Adjusted EBITDA Margin Definition

We calculate consolidated Adjusted EBITDA Margin by dividing consolidated Adjusted EBITDA by GAAP consolidated Total Revenue. We calculate segment, or property-level Adjusted EBITDA Margin by dividing segment, or property-level Adjusted EBITDA by segment, or property-level GAAP Revenue. We believe Adjusted EBITDA Margin is useful to investors in evaluating our operating performance because this non-GAAP financial measure helps investors evaluate and compare the results of our operations from period to period by presenting a ratio showing the quantitative relationship between Adjusted EBITDA and GAAP consolidated Total Revenue or segment or property-level GAAP Revenue, as applicable.

Adjusted FFO Definition

We calculate Adjusted FFO to mean Net Income (loss) (computed in accordance with GAAP), excluding, to the extent the following adjustments occurred during the periods presented: non-controlling interests, and (gains) and losses from sales of property; depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and certain pro rata adjustments from joint ventures (which equals FFO). We then exclude, to the extent the following adjustments occurred during the periods presented, impairment charges; write-offs of deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing cost, pension settlement charges, additional pro rata adjustments from joint ventures, (gains) losses on other assets, and (gains) losses on extinguishment of debt and warrant settlements. Beginning in 2016, we exclude the impact of deferred income tax expense (benefit). We believe that the presentation of Adjusted FFO provides useful information to investors regarding the performance of our ongoing operations because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of Net Income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.”

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our Net Income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as Net Income (loss), Net Income Margin, Operating Income (loss), Operating Income Margin, or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:

Mark Fioravanti, President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com

~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Robert Winters or Sam Gibbons
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315 or (312) 445-2874
tsiefert@rymanhp.com	robert.winters@alpha-ir.com; sam.gibbons@alpha-ir.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended
	Mar. 31,
	2017	2016
Revenues:
Rooms	$103,369	$96,969
Food and beverage	126,169	122,233
Other hotel revenue	24,616	24,989
Entertainment	21,888	17,306

Total revenues	276,042	261,497

Operating expenses:
Rooms	28,028	25,981
Food and beverage	69,157	68,257
Other hotel expenses	74,073	72,688
Management fees	5,531	5,337

Total hotel operating expenses	176,789	172,263
Entertainment	16,825	14,696
Corporate	7,515	6,971
Preopening costs	216	—
Depreciation and amortization	27,637	28,773

Total operating expenses	228,982	222,703

Operating income	47,060	38,794

Interest expense, net of amounts capitalized	(15,864)	(16,039)
Interest income	2,948	3,143
Loss from joint ventures	(774)	(390)
Other gains and (losses), net	(157)	(47)

Income before income taxes	33,213	25,461

(Provision) benefit for income taxes	(593)	885

Net income	$32,620	$26,346

Basic net income per share	$0.64	$0.52

Fully diluted net income per share	$0.63	$0.51

Weighted average common shares for the period:
Basic	51,045	51,046
Diluted	51,373	51,398

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Mar. 31, 2017	Dec. 31, 2016

ASSETS:
Property and equipment, net of accumulated depreciation	$2,007,773	$1,998,012
Cash and cash equivalents - unrestricted	33,979	59,128
Cash and cash equivalents - restricted	19,204	22,062
Notes receivable	152,604	152,882
Investment in Gaylord Rockies joint venture	87,235	70,440
Trade receivables, net	66,834	47,818
Prepaid expenses and other assets	56,179	55,411

Total assets	$2,423,808	$2,405,753

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,536,812	$1,502,554
Accounts payable and accrued liabilities	154,730	163,205
Dividends payable	41,511	39,404
Deferred management rights proceeds	179,330	180,088
Deferred income taxes, net	1,282	1,469
Other liabilities	152,662	151,036
Stockholders’ equity	357,481	367,997

Total liabilities and stockholders’ equity	$2,423,808	$2,405,753

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Mar. 31,
	2017		2016
	$	Margin	$	Margin
Consolidated
Revenue	$276,042		$261,497

Net income	$32,620	11.8%	$26,346	10.1%
Provision (benefit) for income taxes	593		(885)
Other (gains) and losses, net	157		47
Loss from joint ventures	774		390
Interest expense, net	12,916		12,896

Operating Income	47,060	17.0%	38,794	14.8%
Depreciation & amortization	27,637		28,773
Preopening costs	216		—
Non-cash ground lease expense	1,305		1,311
Equity-based compensation expense	1,569		1,549
Interest income on Gaylord National bonds	2,931		3,102
Other gains and (losses), net	(157)		(47)
Gain on disposal of assets	—		(66)

Adjusted EBITDA	$80,561	29.2%	$73,416	28.1%

Hospitality segment
Revenue	$254,154		$244,191
Operating income	$52,132	20.5%	$45,459	18.6%
Depreciation & amortization	25,178		26,469
Preopening costs	55		—
Non-cash lease expense	1,280		1,311
Interest income on Gaylord National bonds	2,931		3,102

Adjusted EBITDA	$81,576	32.1%	$76,341	31.3%

Entertainment segment
Revenue	$21,888		$17,306
Operating income	$2,994	13.7%	$963	5.6%
Depreciation & amortization	1,908		1,647
Preopening costs	161		—
Non-cash lease expense	25		—
Equity-based compensation	137		162

Adjusted EBITDA	$5,225	23.9%	$2,772	16.0%

Corporate and Other segment
Operating loss	$(8,066)		$(7,628)
Depreciation & amortization	551		657
Equity-based compensation	1,432		1,387
Other gains and (losses), net	(157)		(47)
Gain on disposal of assets	—		(66)

Adjusted EBITDA	$(6,240)		$(5,697)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Mar. 31,
	2017	2016
Consolidated
Net income	$32,620	$26,346
Depreciation & amortization	27,637	28,773
Pro rata adjustments from joint ventures	18	5

FFO	60,275	55,124

Non-cash lease expense	1,305	1,311
Pro rata adjustments from joint ventures	97	394
Gain on other assets	—	(34)
Amortization of deferred financing costs	1,263	1,216
Deferred tax benefit	(187)	(1,461)

Adjusted FFO	$62,753	$56,550

Capital expenditures (1)	(14,912)	(13,696)

Adjusted FFO less maintenance capital expenditures	$47,841	$42,854

Basic net income per share	$0.64	$0.52
Fully diluted net income per share	$0.63	$0.51

FFO per basic share	$1.18	$1.08
Adjusted FFO per basic share	$1.23	$1.11

FFO per diluted share	$1.17	$1.07
Adjusted FFO per diluted share	$1.22	$1.10

(1)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

HOSPITALITY SEGMENT ADJUSTED EBITDA RECONCILIATIONS AND OPERATING METRICS

Unaudited

(in thousands)

	Three Months Ended Mar. 31,
	2017		2016
	$	Margin	$	Margin
Hospitality segment
Revenue	$254,154		$244,191
Operating Income	$52,132	20.5%	$45,459	18.6%
Depreciation & amortization	25,178		26,469
Preopening costs	55		—
Non-cash lease expense	1,280		1,311
Interest income on Gaylord National bonds	2,931		3,102

Adjusted EBITDA	$81,576	32.1%	$76,341	31.3%

Occupancy	72.7%		70.2%
Average daily rate (ADR)	$190.33		$183.21
RevPAR	$138.28		$128.54
OtherPAR	$201.71		$195.15
Total RevPAR	$339.99		$323.69

Gaylord Opryland
Revenue	$74,962		$75,640
Operating Income	$15,641	20.9%	$16,549	21.9%
Depreciation & amortization	8,097		7,541

Adjusted EBITDA	$23,738	31.7%	$24,090	31.8%

Occupancy	68.4%		71.5%
Average daily rate (ADR)	$177.30		$165.88
RevPAR	$121.19		$118.59
OtherPAR	$167.21		$169.82
Total RevPAR	$288.40		$288.41

Gaylord Palms
Revenue	$54,197		$55,759
Operating Income	$13,114	24.2%	$14,879	26.7%
Depreciation & amortization	4,795		4,708
Non-cash lease expense	1,280		1,311

Adjusted EBITDA	$19,189	35.4%	$20,898	37.5%

Occupancy	79.8%		81.8%
Average daily rate (ADR)	$206.97		$194.37
RevPAR	$165.24		$159.05
OtherPAR	$260.03		$276.75
Total RevPAR	$425.27		$435.80

Gaylord Texan
Revenue	$56,745		$53,671
Operating Income	$15,890	28.0%	$14,349	26.7%
Depreciation & amortization	5,110		5,004

Adjusted EBITDA	$21,000	37.0%	$19,353	36.1%

Occupancy	79.6%		73.0%
Average daily rate (ADR)	$188.86		$185.47
RevPAR	$150.29		$135.39
OtherPAR	$266.99		$254.94
Total RevPAR	$417.28		$390.33

Gaylord National
Revenue	$62,457		$54,155
Operating Income (Loss)	$6,709	10.7%	$(757)	-1.4%
Depreciation & amortization	6,516		8,566
Preopening costs	55		—
Interest income on Gaylord National bonds	2,931		3,102

Adjusted EBITDA	$16,211	26.0%	$10,911	20.1%

Occupancy	69.7%		60.5%
Average daily rate (ADR)	$205.20		$210.06
RevPAR	$142.93		$127.00
OtherPAR	$204.75		$171.15
Total RevPAR	$347.68		$298.15

The AC Hotel at National Harbor
Revenue	$2,459		$1,812
Operating Income	$379	15.4%	$71	3.9%
Depreciation & amortization	325		316

Adjusted EBITDA	$704	28.6%	$387	21.4%

Occupancy	62.2%		48.9%
Average daily rate (ADR)	$200.54		$180.26
RevPAR	$124.69		$88.12
OtherPAR	$17.59		$15.57
Total RevPAR	$142.28		$103.69

The Inn at Opryland (1)
Revenue	$3,334		$3,154
Operating Income	$399	12.0%	$368	11.7%
Depreciation & amortization	335		334

Adjusted EBITDA	$734	22.0%	$702	22.3%

Occupancy	71.9%		66.6%
Average daily rate (ADR)	$129.78		$124.98
RevPAR	$93.28		$83.21
OtherPAR	$28.94		$31.21
Total RevPAR	$122.22		$114.42

(1)	Includes other hospitality revenue and expense